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                           EXHIBIT 99.5

TRIMARK CONTACT                         Broadcast.com CONTACT
David Van Houten                        Sherry Manno
Corporate Relations                     Corporate Communications
(310) 314-3024                          (214) 748-6660 ext. 2156
vanhoutend@trimarkpictures.com          smanno@broadcast.com

                        Trimark Inks Deal With Broadcast.com
                        To Broadcast Movies on the Internet
                              Companies Exchange Stock

FEBRUARY 23, 1999, SANTA MONICA, CA and DALLAS, TX... Trimark Holdings, Inc. (NASDAQ-TMRK) and broadcast.com (NASDAQ-BCST) announced today an agreement in which Trimark will license its library of films, for distribution over the Internet via broadcast.com, starting with 50 titles, including the Warlock series and the Leprechaun series. In addition, the companies will work together to broadcast first run movies, previews and live premieres.

"Every few decades, a new media emerges which revolutionizes the film business. In the fifties, it was television. In the eighties, it was home video. The Internet is the new media of the twenty-first century and we want Trimark to be at the forefront of this new media," said Mark Amin, chairman and CEO of Trimark. "Broadcast.com is the leader in Internet broadcasting, and we look forward to leveraging their audience of more than 800,000 daily visitors and extensive network infrastructure to exploit new ways for consumers to view movies. We believe this deal will, for the first time, allow a significant library of theatrical motion pictures to be streamed on the Internet."

Amin added, "The dynamics of this deal allow us to be in direct contact with the consumer. We will now be able to gain instantaneous feedback as well as interaction with consumers throughout all aspects of production and distribution of a movie."

"At broadcast.com we are leading the broadband revolution, and our partnership with Trimark, a significant motion picture studio, allows us to lock in distribution of compelling video content," said Mark Cuban, president and chairman of broadcast.com. "We are pleased that Trimark is embracing the Internet as an additional method of distribution for their movies, and we look forward to creating new, non-traditional revenue opportunities together."

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EXHIBIT 99.5: (Continued)

Amin also commented on the compatibility of broadcast.com with Trimark's licensing requirements. "Broadcast.com has the capability of controlling from which geographical areas a user can access the movies. This utility enables us to keep the integrity of our international distribution deals while continuing the evolution and expansion of the Internet." The companies will work together to distribute movies on the Internet under a variety of new revenue models including pay-per-view, electronic commerce, integrated advertising, personalized marketing and user interactive content. Some films will be available free of charge, supported solely by advertising revenues, while others will be available on a pay-per-view basis.

Negotiating the deal on Trimark's behalf was the Company's Senior Vice President of Business Affairs and Acquisitions, Peter Block.

Under the terms of the agreement, Trimark will exchange 9% of its common stock (412,363 shares) for the equivalent dollar value of broadcast.com stock (45,858 shares). The transaction is expected to be completed prior to March 15, 1999 and is subject to customary closing conditions including approval by the board of directors of both companies.

Trimark Holdings, Inc. is a broad-based entertainment company which acquires, produces and distributes motion pictures domestically and internationally under the Trimark Pictures banner; licenses to the broadcast industry under the Trimark Television moniker; and distributes to the domestic home video market under the Trimark Home Video label.

Broadcast.com (NASDAQ: BCST) is the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" hundreds of live and on-demand audio and video programs over the Internet or intranets to hundreds of thousands of users. The broadcast.com Web sites offer a large and comprehensive selection of programming, including sports, talk and music radio, television, business events, full-length CDs, news, video, commentary and full-length audiobooks, serving an average of over 800,000 unique users per day. Broadcast.com broadcasts on the Internet 24 hours a day, seven days a week, and its programming includes more than 385 radio stations and networks, 40 television stations and cable networks, and game broadcasts and other programming for over 420 college and professional sports teams. Broadcast.com also provides Internet and intranet broadcasting services to businesses and other organizations,

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EXHIBIT 99.5: (Continued)

including turnkey production of live and archived press conferences, earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events. For more information on broadcast.com and its live and on-demand programming, visit http://www.broadcast.com/.

Except for the historical information contained herein, certain matters discussed in this news release, including the consummation of the stock transaction and the potential success of the transactions and new technologies described above, are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Trimark and broadcast.com to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Other matters, uncertainties and risks are detailed from time to time in Trimark's SEC reports, including the report on Form 10-K for the year ended June 30, 1998 and the report on Form 10-Q for the quarter ended December 31, 1998 and in broadcast.com's current filings with the SEC.

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